UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 6, 2011

STANDARD MICROSYSTEMS CORPORATION
(Exact name of Company as specified in its charter)

DELAWARE	0-7422	11-2234952
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Arkay Drive, Hauppauge, New York     11788
(Address of principal executive offices) (Zip Code)

(631) 435-6000
(Company's telephone number, including area code)

N/A
(Former  name,  former  address and former  fiscal year,  if changed  since last report)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers and Directors.

(c) On December 6, 2011 the Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) of Standard Microsystems Corporation (the “Company”) each approved a new employment agreement (the “Agreement”) for Christine King, President and Chief Executive Officer.  The Agreement is substantially similar to Ms. King’s prior employment agreement.  The Agreement is effective on December 15, 2011 and contains a three year term with one year automatic renewals unless terminated prior to the end of the then current term by either party on 180 days prior notice.   The primary changes contained in the new Agreement are an increase in Ms. King’s Base Salary from $625,000 to $675,000; the elimination of provisions requiring the grant of a fixed amount of equity and replacing them with an annual equity grant to be determined by the Committee after consultation with the Board solely on how Ms. King and the Company are performing, and changing the definition of Termination Payment to equal 150% of Ms. King’s then current Base Salary, instead of the average of the last two full fiscal year bonuses received by Ms. King.  The increase to Ms. King’s base salary is her first increase since she became employed on October 1, 2008.  Ms. King will also participate in the Company’s standard domestic executive relocation plan, annexed hereto as 10.2, which was also approved by the Committee on December 6, 2011.

The following provisions of the Agreement remain unchanged from Ms. King’s prior employment agreement:

Ms. King will continue to participate in the Company’s Selected Officer Management Incentive Plan with a  bonus target equal to 150% of her Base Salary.

In the event Ms. King’s employment is terminated by the Company without Cause, or by her for Good Reason (both as defined in the Agreement), (i) she will receive a lump sum payment equal to two years Base Salary and two times the Termination Payment (as defined in the Agreement), and (ii) all stock options, restricted stock or stock appreciation rights (“SARS”) that would have vested within one year after termination shall immediately vest, except that if Ms. King is terminated within one year following a change in control of the Company, all unvested equity instruments shall vest immediately on the date of termination and she shall receive two times the Termination Payment. If the Company does not renew the Agreement, Ms. King’s employment will terminate upon the expiration of the then current term and she shall receive a lump sum cash payment equal to (i) one year’s Base Salary and (ii) the Termination Payment (as defined in the Agreement). In addition, all stock options, restricted stock or SARS that would have vested within one year after termination shall immediately vest.

Ms. King is also subject in the Agreement to non-compete and non-solicit restrictions that range from one to two years depending on the circumstances of termination, and confidentiality and trade secret restrictions. Ms. King is entitled to six weeks of vacation under the Agreement.

The description of the Agreement for Ms. King is qualified in its entirety by the full text of the Agreement,  attached  hereto as  Exhibit  10.1.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between Christine King and Standard Microsystems Corporation, dated as of December 1, 2011*
10.2	Standard Microsystems U.S. Domestic Employee Relocation Benefits Guide, Executive Program, December 2011.*

*Indicates a management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDARD MICROSYSTEMS CORPORATION
(Company)

Date: December 8, 2011	By:	/s/ Walter Siegel
Walter Siegel
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Christine King and Standard Microsystems Corporation, dated as of December 1, 2011*
10.2	Standard Microsystems U.S. Domestic Employee Relocation Benefits Guide, Executive Program, December 2011.*

*Indicates a management contract or compensatory plan or arrangement